Exhibit (a)(1)(A)

Offer to Exchange

ELEVAI LABS INC.

Offer to Exchange Common Stock for Series B Preferred Stock

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), EASTERN STANDARD TIME, ON NOVEMBER 5, 2024, UNLESS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION DATE”).

Elevai Labs Inc. (“we”, “us”, the “Company” or “ELAB”) is offering to exchange up to 15,000,000 of the currently issued and outstanding shares of its outstanding common stock, par value $0.0001 per share (the “Common Stock”), for its newly issued Series B Preferred Stock (“Series B Preferred Stock”), with each share of Common Stock being exchangeable in the Offer for one share of Series B Preferred Stock (the “Offer”). A stockholder who desires to tender Common Stock in the Offer must tender all of such stockholder’s Common Stock. The Offer will be upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended and supplemented from time to time, this “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”).

Each share of Series B Preferred Stock entitles its holder to one vote on all matters to be voted on by the stockholders of ELAB, the same as each share of Common Stock. Each share of Series B Preferred Stock has the same rights to dividends and distributions as a share of Common Stock. No stock split of any class of capital stock, including Common Stock, other than the Series B Preferred Stock shall effectuate a change in the number of issued and outstanding Series B Preferred Stock at the time of the such other stock split.

Each share of Series B Preferred Stock shall be convertible, at any time after one year from the date of issuance, at the option of the holder thereof, subject to the terms of the Company’s option to convert the shares, into one share of Common Stock.

On and after the date on which (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Company has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock such that each share of Series B Preferred Stock is converted into one share of Common Stock, without the approval of any holder of Series B Preferred Stock.

Please see the section entitled “Material Differences Between Common Stock and Series B Preferred Stock,” for a more complete description of the differences between the Common Stock and the Series B Preferred Stock.

On October 3, 2024, the last reported sales price of our Common Stock on The Nasdaq Capital Market (“Nasdaq”) prior to the announcement of the Offer was $0.132 per share. As of October 3, 2024, we had 49,376.039 shares of Common Stock outstanding.

The Offer is subject to the conditions discussed under “The Offer — Conditions to the Completion of the Offer”.

The Offer Documents contain important information. You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety before making any decision regarding the Offer.

Investing in the Series B Preferred Stock involves a high degree of risk. Please see the section entitled “Risk Factors” of this Offer to Exchange for a discussion of information that you should consider before exchanging Common Stock in the Offer.

Our Board of Directors has approved the Offer; however, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your shares of Common Stock for Series B Preferred Stock. Your participation in the Offer is voluntary.

The Offer commenced on October 4, 2024 (the date the materials relating to the Offer were first sent to the record holders of Common Stock) and will end on the Expiration Date. The Company is offering to exchange up to 15,000,000 of its currently issued and outstanding Common Stock. If more than 15,000,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Company will exchange Series B Preferred Stock for Common Shares, subject to the terms of the Offer, of all shareholders on a pro-rata basis from all Common Stock tendered for exchange.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of the Series B Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series B Preferred Stock in the Offer. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. No broker, dealer, salesperson, agent or other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER OR THE SERIES B PREFERRED STOCK OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions regarding the Offer, requests for assistance in tendering your Common Stock or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to VStock Transfer, LLC, the Exchange Agent. Holders of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The date of this Offer to Exchange is October 4, 2024.

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IMPORTANT NOTICE

Any holder desiring to tender shares of Common Stock in the Offer must follow the instructions set forth herein under “The Offer — Procedures for tendering shares of Common Stock in the Offer”.

All tenders of shares of Common Stock must be made before the Offer expires at one minute following 11:59 P.M. (12:00 midnight), New York City time, on November 5, 2024 (unless the Offer is extended).

Tendering stockholders will be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent.

To validly tender Common Stock pursuant to the Offer, other than Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in this Offer to Exchange.

No fractional Series B Preferred Stock will be issued. Common Stock may only be exchanged for whole Series B Preferred Stock. In lieu of issuing fractional Series B Preferred Shares to which any holder of Common Shares would otherwise be entitled, we will round down the number of Series B Preferred Stock to which such holder is entitled, after aggregating all fractions, to the nearest whole number of Series B Preferred Stock.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

We are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction and will take such actions if required by applicable Securities and Exchange Commission (“SEC”) rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof, or in the case of information incorporated herein by reference, since the date thereof.

This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock for exchange and, if so, the amount of shares of Common Stock to tender.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange, including the documents that we incorporate by reference herein, contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward — looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•        Our ability to effectively operate our business segments;

•        Our ability to manage our research, development, expansion, growth and operating expenses;

•        Our ability to evaluate and measure our business, prospects and performance metrics;

•        Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

•        Our ability to respond and adapt to changes in technology and customer behavior;

•        Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

•        other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and the securities being offered hereby.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

You should consider these factors carefully in evaluating these forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer Documents. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us, and we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from these forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of the Offer Documents. In addition, these forward-looking statements provide ELAB’s expectations, plans or forecasts of future events and views as of the date of the Offer Documents. ELAB anticipates that subsequent events and developments will cause ELAB’s assessments to change. These forward-looking statements should not be relied upon as representing ELAB’s assessments as of any date subsequent to the date of the Offer Documents.

Refer to the section titled “Risk Factors” in this Offer to Exchange, to any other risk factors set forth in any information incorporated by reference into this Offer to Exchange to better understand the risks and uncertainties inherent in our business and underlying these forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, including those discussed in our Annual Report on Form 10-K under the headings “Risk Factors”, “Legal Proceedings”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q under the headings “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this Offer to Exchange.

SUMMARY TERMS OF OFFER TO EXCHANGE

•        Subject to the terms and conditions contained in this Offer to Exchange, we are offering to stockholders the opportunity to exchange shares of Common Stock held by such holder for Series B Preferred Stock, with each share of Common Stock being exchangeable in the Offer for one share of Series B Preferred Stock. If all conditions to the Offer are satisfied or waived, we will acquire up to 15,000,000 outstanding shares of Common Stock from all tendering holders. However, only whole Series B Preferred Stock will be delivered.

•        Pursuant to the Offer, a stockholder who desires to tender Common Stock in the Offer must tender all of such stockholder’s Common Stock. Partial tenders will not be permitted. Common Stock properly tendered and accepted are revocable until the Expiration Date. If more than 15,000,000 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date, the Company will exchange Series B Preferred Stock for Common Stock, subject to the terms of the Exchange, of all stockholders on a pro-rata basis from all Common Stock tendered for exchange. The Offer to Exchange — General Terms and Eligibility — General Terms and Eligibility.)

•        The Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. Under that exemption, if Common Stock tendered is freely tradable, the Series B Preferred Stock received in the exchange will be freely tradable. If the Common Stock tendered in the exchange is restricted, the Series B Preferred Stock will be restricted to the same degree.

•        The Offering is being made exclusively to existing holders of Common Stock.

Conditions to the Offer to Exchange

•        The consummation of the Offer is not conditioned upon the tender of any minimal number of shares of Common Stock. ELAB will take up for exchange any shares of Common Stock deposited prior to the expiration of the Offer. A stockholder who desires to tender Common Stock in the Offer must tender all of such holder’s Common Stock. Partial tenders will not be permitted. Common Stock properly tendered and accepted are revocable until the Expiration Date.

QUESTIONS & ANSWERS

Thee following are answers to some of the questions that you may have about this Offer. You should carefully read this entire offer and the Letter of Transmittal and Withdrawal Form together with their associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

What is the Offer?

•        In the Offer, the Company is offering to holders of its outstanding Common Stock to exchange all shares of Common Stock held by such holder. For each share of Common Stock tendered, we are offering to exchange one share of Series B Preferred Stock, for up to 15,000,000 shares of Series B Preferred Stock.

•        You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

How many shares of Common Stock are sought to be tendered in the Offer? Is it a condition to the Exchange?

We are offering to exchange up to 15,000,000 shares of Common Stock, representing approximately 30% of our outstanding Common Stock. There are no conditions to the consummation of the Offer based upon any minimum number of shares of Common Stock tendered.

What are the terms of the Series B Preferred Stock?

Each share of Series B Preferred Stock shall be convertible, at any time after one (1) year from the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Corporation), into one share of Common Stock (the “Conversion Ratio”), upon written notice, as described in the section entitled “Description of the Series B Preferred Stock — Conversion — Conversion Procedures.” The Series B Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption.

Each share of Series B Preferred Stock entitles its holder to one vote on all matters to be voted on by the stockholders of ELAB, the same as each share of Common Stock. Each share of Series B Preferred Stock has the same rights to dividends and distributions as a share of Common Stock. Holders of the Series B Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

On and after the date on (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Company has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock at the Conversion Ratio without the approval of any holder of Series B Preferred Stock (the “Required Conversion”).

No stock split of any class of capital stock, including Common Stock, other than the Series B Preferred Stock shall effectuate a change in the number of issued and outstanding Series B Preferred Stock at the time of the such other stock split.

If I hold through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), how do I participate in the Offer?

•        To tender your shares in the Offer, you need to contact your brokerage firm and follow their procedures for instructing them to tender your shares. This is typically found in the messaging center or documents center in your online portal.

•        Because it may take some time for the broker to process your instructions, you should contact them far enough in advance of the Expiration Date to enable them to follow your instructions. The Expiration Date is one minute following 11:59 P.M. (12:00 midnight), Eastern standard time, on November 4, 2024.

•        If you are having difficulty in instructing your broker, you may contact Vstock Transfer, LLC, the Exchange Agent. However, the Company cannot accept your tender directly, only the broker can tender on your behalf.

Who is making the Offer?

Elevai Labs Inc. is making the Offer. The mailing address of our principal executive offices is 120 Newport Center Drive, Newport Beach, CA 9266. Our telephone number at these offices is (866) 794-4940.

Why is the Company making the Offer?

The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company and that issuing non-trading preferred shares provides an immediate incentive for shareholders to remain invested, rewarding their loyalty with a tangible benefit while the Company continues to execute on its long-term vision. The market may not be fully appreciating the company’s current equity value due to short-term volatility or external factors, but this move signals confidence in the business’s fundamentals and future prospects. By encouraging long-term holding and stabilizing the shareholder base, the preferred shares help reduce speculative trading and reinforce a focus on sustainable growth. Ultimately, the Company believes this structure aligns shareholder interests with the Company’s future success, ensuring they benefit from the value that will be unlocked over time, even if it’s not reflected in today’s stock price.

What are the effects of the Offer on the ownership structure of the Company?

Holders of Common Stock who do not exchange their shares will, assuming the Offer closes, see their percentage ownership of our outstanding Common Stock increase, however, the Common Stock will be junior to the Series B Preferred Stock, and any other class of preferred stock in respect of the right to receive residual equity. In addition, depending on the number of stockholders that elect to tender some or all of their shares of Common Stock in the Offer, there may be fewer shares of Common Stock held by non-affiliated stockholders, and there may therefore be fewer transactions in the shares of Common Stock resulting in lower liquidity.

When does the Offer expire?

The Offer will expire at one minute following 11:59 P.M. (12:00 midnight), Eastern time, on the Expiration Date unless the Offer is extended or earlier terminated). If you hold your stock through a broker or other nominee, the broker or other nominee will likely have an earlier deadline by which you must give them instructions. Each broker and nominee is different and you must follow the applicable requirements and deadlines of your broker or nominee. See “The Offer — Expiration Date; Extensions; Amendments”.

Can the Offer be extended?

Yes, we can extend the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.

What securities are being sought in the Offer and what will I receive in the Offer?

Holders of Common Stock are being offered the opportunity to exchange shares of Common Stock they own for the same amount of shares of Series B Preferred Stock provided that all Common Stock held by such stockholder must be tendered.

What happens if stockholders tender more than 5,000,000 shares of Common Stock?

If stockholders tender more than 15,000,000 shares of Common Stock, we will exchange shares on in the following order of priority: (i) first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered (and not validly withdrawn prior to the Expiration Time), as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal; and (ii) second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered (and not validly withdrawn prior to the Expiration Time), on a pro rata basis, if necessary, with appropriate adjustments to avoid the exchange of fractional shares, until the Company has exchanged shares resulting in the exchange of 15,000,0000 shares of Common Stock; and

Because of the “odd lot” priority, proration and conditional tender provisions described above, the Company may not exchange all of the shares that you tender even if you validly tender them/

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and all conditions to the Offer are satisfied or waived, the Company will exchange all of your shares without subjecting them to proration.

Will the Series B Preferred Stock be freely tradable?

In making the Offer, we are relying on the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act for the Series B Preferred Stock. Under that exemption, if Common Stock tendered is freely tradable, the Series B Preferred Stock received in the exchange will be freely tradable.

If the Common Stock tendered in the exchange is restricted, the Series B Preferred Stock will be restricted to the same degree. However, upon conversion of the Series B Preferred Stock in Common Stock, either by the Company or by the holder, upon the terms and conditions of the Series B Preferred Stock, the holder of the Common Stock shall receive customary registration rights and piggy-back rights, which include the right to demand registration of their shares with the SEC for public sale and the right to include their shares in any public offering initiated by the Company or another shareholder.. See “Risk Factors — There may not be an active trading market for the Series B Preferred Stock”.

Is there a minimum size of the Offer?

There is no minimum size of the Offer.

Under what circumstances may the Offer be terminated?

The Offer may be terminated if the conditions to the Offer discussed in this Offer to Exchange are not satisfied or waived or if we so elect. If the Offer is terminated and you previously have tendered shares of Common Stock, such tendered Common Stock will be credited back to an appropriate account promptly following the termination of the Offer without expense to you. See “The Offer.”

How will I be notified if the Offer is extended, amended or terminated?

We, in our sole discretion, may extend the Expiration Date for any reason. If the Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release or filing an amendment to the Schedule TO with the SEC. In the case of an extension, the announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.

What rights will I lose if I exchange my shares of Common Stock in the Offer?

If you validly tender your shares of Common Stock and we accept those shares for exchange, you will lose the rights of a holder of shares of Common Stock and instead only have rights as a holder of Series B Preferred Stock. For example, the Series B Preferred Stock, unlike your shares of Common Stock, do not have any right to share in any capital appreciation. See “Description of ELAB’s Common Stock”, “Description of Series B Preferred Stock”, “Comparison of Rights Between the Common Stock and the Series B Preferred Stock”.

What risks should I consider in deciding whether or not to exchange shares of Common Stock?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, the Company and our industry described in the section entitled “Risk Factors”, beginning on page 8 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.

How do I participate in the Offer if I am a record holder?

A very small number of our stockholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders. If you hold your shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), you are not a record holder. For our few stockholders who are record holders, in order to tender your shares of Common Stock, you must deliver a Letter of Transmittal to Vstock Transfer, LLC, as Exchange Agent, on or prior to the Expiration Date in accordance with the instructions provided in the Letter of Transmittal.

If I choose to tender my shares of Common Stock for exchange, do I have to tender all of my shares of Common Stock?

Yes. You may only tender all of your shares of Common Stock. Partial tenders will not be permitted. See “The Offer — Terms of the Offer”.

May I withdraw my tender of shares of Common Stock?

Yes. You can withdraw shares of Common Stock previously tendered for exchange at any time before the Expiration Date. The Expiration Date is at one minute following 11:59 P.M. (12:00 midnight), Eastern time, on November 5, 2024, unless extended as described in the Offer Documents. See “The Offer — Right of Withdrawal”.

What happens if I do not participate in the Offer, or if my shares of Common Stock are not accepted in the Offer because of prorating?

If you currently hold shares of Common Stock and do not tender them or if your shares of Common Stock are not accepted in the Offer and the Board in its discretion has not accepted your tender, your shares of Common Stock will continue to be issued and outstanding. See “The Offer — Terms of the Offer”.

How will I be taxed on the exchange of my shares of Common Stock?

The exchange of Common Stock for Series B Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Offer so qualifies, the following U.S. federal income tax consequences are generally intended to result from the transaction:

•        No gain or loss will be recognized on an exchange;

•        Stockholders’ holding period for the Series B Preferred Stock received in an exchange will include the holding period of the Common Stock exchanged in this Offer; and

•        Stockholders’ initial tax basis of the Series B Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock exchanged.

See “Certain Material Income Tax Considerations” for further discussion regarding U.S. federal income tax consequences.

Has the Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, the Board of Directors has not made any recommendation as to whether you should tender your shares of Common Stock pursuant to the Offer. You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

What are the interests of our directors, executive officers and affiliates in the Offer?

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”. The Company does not believe that any director or executive officer that owns shares of Common Stock currently intends to tender such shares in the Offer. However, it is possible that one or more of our directors or executive officers who own shares of Common Stock may elect to tender some or all of their shares of Common Stock in the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”.

Who will pay the fees and expenses associated with the Offer?

Each holder will bear its fees and expenses, including any transfer fees, incurred in connection with the Offer. We will bear all of our fees and expenses incurred in connection with consummating the Offer. No brokerage commissions are payable by the stockholders to us. See “The Offer — Fees and Expenses”.

Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of your shares of Common Stock pursuant to the Offer may be directed to the Exchange Agent using the contact information set forth on the back cover of this Offer to Exchange.

RISK FACTORS

In addition to reading and considering the other information we have included or incorporated by reference in this Offer to Exchange, you should carefully read and consider the following factors in evaluating the Offer. Any of the following risks, as well as other risks and uncertainties, may harm the value of the Series B Preferred Stock directly, or our business and financial results may indirectly harm the value of the Series B Preferred Stock, which could cause you to lose all or a part of your investment. The risks cited below are not the only risks related to the Company or the Series B Preferred Stock. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Series B Preferred Stock to decline. See “Disclaimer Regarding Forward-Looking Statements”.

Risks Related to Our Business

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2024.

Risks Relating to the Offer and the Series B Preferred Stock

There is no established trading market for the Series B Preferred Stock, which could limit your ability to resell

The shares of the Series B Preferred Stock are a new issue with no established trading market and we do not intend to apply for listing of the shares of Series B Preferred Stock on any securities exchange or for inclusion of the shares in any automated quotation system. There may be little or no secondary market for the shares of Series B Preferred Stock and you may not be able to sell the Series B Preferred Stock. Even if a secondary market for the shares of Series B Preferred Stock develops, it may not provide significant liquidity and transaction costs in any secondary market could be high, which could limit your ability to sell the Series B Preferred Stock at an acceptable price. As a result, the difference between bid and asked prices in any secondary market could be substantial.

The Series B Preferred Stock do not reflect any independent valuation of the shares of the Common Stock or the Series B Preferred Stock.

We are not making a recommendation as to whether holders of shares of Common Stock should exchange their shares for Series B Preferred Stock. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Offer. We cannot assure holders of shares of Common Stock that the value of the Series B Preferred Stock received in the Offer will in the future equal or exceed the value of the shares of Common Stock tendered and we do not take a position as to whether you should participate in the Offer. If you tender your shares of Common Stock, you may or may not receive more than or as much value as you may receive if you choose to keep such shares of Common Stock.

If you do not tender your shares of Common Stock in the Offer, a lack of an active trading market may have an adverse effect on the trading price of our Common Stock.

If you do not tender your shares of Common Stock in the Offer, you will continue to hold such shares. If the Offer is consummated, there will be fewer shares of our Common Stock held by the Company’s stockholders, and there may therefore be fewer transactions in the shares of Common Stock. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock.

The Series B Preferred Stock will not require ELAB to achieve or maintain minimum financial results, refrain from incurring additional debt or limit its ability to take specified actions. The lack of any of these provisions could negatively impact holders of the Series B Preferred Stock.

The terms of the Certificate of Designations will not require ELAB to achieve or maintain any minimum financial results relating to its financial position or results of operations. In addition, the Certificate of Designations will not contain any operating covenants, restrict ELAB from incurring additional debt or restrict ELAB from paying dividends, incurring liens or repurchasing any of its indebtedness or capital stock. ELAB will not be required to redeem the Series B Preferred Stock in the event ELAB undergoes a Change of Control.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series B Preferred Stock and our Common Stock.

Our Board of Directors is authorized to issue additional series of preferred stock on parity with or senior to the Series B Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, without any action on the part of holders of our Series B Preferred Stock or our Common Stock. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Series B Preferred Stock or Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the market price of our Common Stock could decrease, adversely affecting the value of the Series B Preferred Stock.

We have not obtained a third-party determination that the Offer is fair to holders of Common Stock.

Neither we, nor our Board of Directors, nor any other person is making any recommendation as to whether or not you should tender your Common Stock in the Offer. We have not authorized any person to make such a recommendation. You must make your own independent decision regarding your participation in the Offer.

THE OFFER

The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.

Purpose and Effect of the Offer

The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company and that issuing non-trading preferred shares provides an immediate incentive for shareholders to remain invested, rewarding their loyalty with a tangible benefit while the Company continues to execute on its long-term vision. The market may not be fully appreciating the company’s current equity value due to short-term volatility or external factors, but this move signals confidence in the business’s fundamentals and future prospects. By encouraging long-term holding and stabilizing the shareholder base, the preferred shares help reduce speculative trading and reinforce a focus on sustainable growth. Ultimately, the Company believes this structure aligns shareholder interests with the Company’s future success, ensuring they benefit from the value that will be unlocked over time, even if it’s not reflected in today’s stock price.

Terms of the Offer

General

We are offering to stockholders the opportunity to exchange up to 15,000,000 shares of Common Stock held by such holders for Series B Preferred Stock, with each share of Common Stock being exchangeable in the Offer for one share of Series B Preferred Stock. A stockholder who desires to tender Common Stock in the Offer must tender all of such stockholder’s Common Stock. Partial tenders will not be permitted. Common Stock properly tendered and accepted are revocable until the Expiration Date.

Our acceptance of validly tendered shares of Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”.

Information Relating to the Series B Preferred Stock

Each share of Series B Preferred Stock shall be convertible, at any time after one (1) year from the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Corporation), into one share of Common Stock (the “Conversion Ratio”), upon written notice, as described in the section entitled “Description of the Series B Preferred Stock — Conversion — Conversion Procedures.” The Series B Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption.

Each share of Series B Preferred Stock entitles its holder to one vote on all matters to be voted on by the stockholders of ELAB, the same as each share of Common Stock. Each share of Series B Preferred Stock has the same rights to dividends and distributions as a share of Common Stock. Holders of the Series B Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security. No stock split of any class of capital stock, including Common Stock, other than the Series B Preferred Stock shall effectuate a change in the number of issued and outstanding Series B Preferred Stock at the time of the such other stock split.

On and after the date on which (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Company has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock at the Conversion Ratio without the approval of any holder of Series B Preferred Stock (the “Required Conversion”).

Expiration Date; Extensions; Amendments

The Offer will expire at one minute following 11:59 P.M. (12:00 midnight), Eastern time, on November 5, 2024, unless extended by the Company.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of shares of Common Stock, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.

We expressly reserve the right to delay acceptance of any shares of Common Stock, to extend the Offer, or to terminate the Offer and not accept the shares of Common Stock not previously tendered, in each case in our sole discretion. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.

If the Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Common Stock of such amendment. If the amendment changes the amount of shares of Common Stock sought or the consideration offered pursuant to the Offer, we will extend the Expiration Date if necessary so that at least 10 business days remain in the Offer following notice of the amendment.

For any other material change, we will extend the Expiration Date if necessary so that at least five business days remain in the Offer following notice of the material change.

Source and Amount of Funds

As the Offer involves an exchange of shares of Common Stock for Series B Preferred Stock, no cash funds will be required to consummate the Offer (other than funds to pay expenses incurred in connection with the Offer, all of which we will fund from cash on hand).

Release of Legal Claims by Tendering Holders

By tendering your shares of Common Stock in the Offer, effective upon payment to you of the consideration payable in the Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against the Company or any of its affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Procedures for Tendering Shares of Common Stock in the Offer

“Street Name”/Beneficial Owners vs. Record Holders

Nearly all of our stockholders hold their shares in “street name” under the name of a broker, dealer, bank, trust company, or other nominee (e.g., Merrill Lynch, Charles Schwab, TD Ameritrade or Robinhood) (a “Nominee”). A very small number of our stockholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders.

“Street Name”/Beneficial Owners. ELAB stockholders whose shares are held through a Nominee should reach out to their Nominee for further instructions. These instructions will require a holder to instruct such Nominee to arrange for a DTC participant holding the shares in its DTC account to tender such shares in the Offer to the Exchange Agent by means of delivery through the book-entry confirmation facilities of DTC of such shares to the DTC account of the Exchange Agent, together with an agent’s message acknowledging that the tendering ELAB stockholder has received and agrees to be bound by the Letter of Transmittal, before the Expiration Date. Return of a Letter of Transmittal by such ELAB “street name” holders to the Exchange Agent is not required. To validly tender shares held in street name, ELAB stockholders should instruct such Nominee to do so prior to the Expiration Date. The Nominee must also ensure that the Exchange Agent receives an agent’s message from DTC, confirming the book-entry transfer of the relevant shares. ELAB stockholders who hold through a Nominee should not fill out a Letter of Transmittal; you should only follow the instructions provided by your Nominee.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Company may enforce that agreement against such participant.

All questions and requests for assistance may be directed to the Exchange Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Notice to Nominees: The Exchange Agent has established an account with respect to the shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the Expiration Date into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer at DTC, the Letter of Transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth above prior to the Expiration Date. In each case, tendering ELAB stockholders should follow the other instructions set forth in the Letter of Transmittal and in this Offer to Exchange, dated October 4, 2024, including the section of this Offer to Exchange entitled “The Offer — Procedures for tendering shares of Common Stock in the Offer.” The Company cannot assure ELAB stockholders that book-entry delivery of Common Stock will be available.

Record Holders. For a record holder of shares of Common Stock to validly tender shares of Common Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any documents required by the Instructions to the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Date.

Letter of Transmittal (for Nominees Institutions and Record Holders)

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Common Stock) of shares of Common Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such shares of Common Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the Letter of Transmittal.

Guaranteed Delivery. Any record holder or Nominee who cannot complete the procedure for book-entry transfer on a timely basis, may tender his, her or its shares of Common Stock by satisfying each of the requirements set forth below:

•        such tender must be made through an Eligible Institution,

•        prior to one minute following 11:00 P.M. (12:00 midnight), Eastern time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail, facsimile transmission or hand delivery), setting forth the name and address of the holder and the amount of shares of Common Stock tendered, stating that the tender is being made thereby and guaranteeing that within two trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

•        a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery.

Effect of Letter of Transmittal. Subject to and effective upon the acceptance for exchange of and exchange of validly tendered shares of Common Stock, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer, upon the order of the Company, all right, title and interest in and to all the tendered shares of Common Stock, (ii) waive any and all rights with respect to the shares of Common Stock tendered, and (iii) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Letters of Transmittal must be sent only to the Exchange Agent. Do not send Letters of Transmittal to the Company.

THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO ONE MINUTE FOLLOWING 11:00 P.M. (12:00 MIDNIGHT), EASTERN TIME, ON THE EXPIRATION DATE.

Right of Withdrawal

Shares of Common Stock tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. For a withdrawal of tendered shares of Common Stock to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must:

•        specify the name of the person who tendered the shares of Common Stock to be withdrawn;

•        contain the description of the shares of Common Stock to be withdrawn; and

•        be signed by the holder of such shares of Common Stock in the same manner as the original signature on the respective Letter of Transmittal by which such shares of Common Stock were tendered.

If the shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release has not yet been effected.

Shares of Common Stock withdrawn from the Offer may be re-tendered by following the tender procedures described above.

Determinations of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Common Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we nor the Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any shares of Common Stock, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any shares of Common Stock determined by us not to be in proper form, or if the acceptance of or exchange of such shares of Common Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.

Acceptance and Delivery of Series B Preferred Stock

Acceptance of Common Stock. Upon our determination that all of the conditions to the Offer were satisfied or waived by us on or prior to the Expiration Date, all shares of Common Stock validly tendered and not withdrawn will be accepted and the Series B Preferred Stock will be delivered promptly after expiration of the Offer. Our acceptance of shares of Common Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Issuance of Series B Preferred Stock. Record holders of Common Stock whose Common Stock is exchanged for Series B Preferred Stock will receive Series B Preferred Stock directly registered with the Company’s transfer agent (“Directly Registered Shares”). In the case of Series B Preferred Stock issued to holders in street name, the Series B Preferred Stock will be initially issued in the form of one or more global securities (the “Global Securities”) registered in the name of The Depository Trust Company, or DTC, or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of the persons holding through it with the number of the shares of Series B Preferred Stock represented by such Global Securities. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in the Global Securities will be limited to persons that have accounts with DTC or persons that may hold interests through persons with accounts.

Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the Global Securities may not be exchanged for Directly Registered Shares except in the limited circumstances described below. See “— Exchange of Global Securities for Directly Registered Shares.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of B Preferred Stock in certificated form. In addition, transfers of beneficial interest in Global Securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants which may change from time to time.

So long as the holder of a Global Security is the registered owner of any shares of Series B Preferred Stock, the holder of such Global Security will be considered the sole holder of any shares of Series B Preferred Stock evidenced by the Global Securities. Beneficial owners of shares of Series B Preferred Stock evidenced by the Global Securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series B Preferred Stock.

Exchange of Global Securities for Directly Registered Shares

A Global Security is exchangeable for Directly Registered Shares if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.

In which case, upon surrender by a holder of its global security, shares of Series B Preferred Stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related Series B Preferred Stock. In addition, beneficial interests in Global Securities may be exchanged for Directly Registered Shares upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, Directly Registered Shares delivered in exchange for any Global Securities or beneficial interest in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of Series B Preferred Stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Securities or DTC for all purposes. See “The Offer — Procedures for tendering shares of Common Stock in the Offer”.

If any shares of Common Stock are not accepted for any reason set forth in this Offer to Exchange or because the Offer is terminated, such unaccepted or unexchanged shares of Common Stock will remain issued and outstanding.

Conditions to the Completion of the Offer

Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any shares of Common Stock or issue any Series B Preferred Stock, and we may terminate or amend the Offer at any time prior to acceptance for exchange of the shares of Common Stock if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date or if we so elect:

•        the Series B Preferred Stock shall be eligible for deposit with the Depositary Trust Company;

•        there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Offer, or the settlement of the Offer;

•        we determine that the consummation of the Offer and the exchange of Common Stock for Series B Preferred Stock is reasonably likely to cause the Common Stock to be subject to delisting from the Nasdaq;

•        there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of shares of Common Stock for Series B Preferred Stock pursuant to the Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer; or

•        there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of securities generally in the United States or other major securities markets, (iii) a material impairment in the trading market for debt securities in the United States, (iv) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Offer if any condition is not satisfied or waived on or before the Expiration Date or for any other reason if we so elect. Under the Offer, if any of the foregoing conditions is not satisfied or waived, the Company may (i) not accept shares of Common Stock tendered by you, (ii) extend the Offer and retain all tendered shares of Common Stock until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law.

The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give holders such notice of such amendments as may be required by applicable law.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.

Fees and Expenses

We will bear all of our fees and expenses incurred in connection with the Offer.

Transfer Taxes

We are not aware of any obligation of holders of shares of Common Stock who tender their shares of Common Stock in the Offer to pay any transfer taxes. However, if transfer tax would apply to the Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Interests of directors, executive officers and affiliates of the Company in shares of Common Stock

The following is a list of the current directors and executive officers of the Company:

Name	Age	Position
Executive Officers:
Graydon Bensler	33	Chief Executive Officer, Chief Financial Officer and Director
Braeden Lichti	40	Chairman of the Board
Non-Executive Directors:
Jeffrey Parry	64	Independent Director and Chair of Nominating Committee
George Kovalyov	39	Independent Director and Chair of Compensation Committee
Juliana Daley	36	Independent Director and Chair of the Audit Committee
Jordan R. Plews, PhD	41	Director

In connection with his or her services to the Company and its affiliates, certain of our executive officers are parties to arrangements with the Company, which govern his respective employment, service as a director and/or certain awards or other compensation that such person may be entitled to, each of which has been previously described by the Company in filings with the SEC. Certain directors and/or executive officers may also have additional contractual arrangements with the Company, which are further discussed in the Company’s filings with the SEC. See “Where to Find Available Information”.

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer.

Our directors and executive officers have not engaged in transactions with respect to shares of Common Stock within the last 60 days.

Within the last 60 days the Company has engaged in transactions with respect to shares of the Common Stock as set forth below:

—

On September 22, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with institutional investors in connection with a registered direct offering for the offer and sale of 8,900,000 shares of its Common Stock and 19,671,425 Pre-Funded Warrants to purchase shares of common stock (the “Pre-Funded Warrants”) in lieu of shares of Common Stock, and accompanying Series A Warrants (the “Series A Warrants”) to purchase up to 28,571,425 shares of Common Stock (the “Series A Warrant Shares”) and Series B Warrants (the “Series B Warrants”) to purchase up to 28,571,425 share of Common Stock (“the “Series B Warrant Shares” together with the Series A Warrant Shares, the “Warrant Shares”) at a combined offering price of $0.28 per unit.

Each share of Common Stock or Pre-Funded Warrant in lieu thereof was offered together with a Series A Warrant and a Series B Warrant, each to purchase one share of Common Stock. Both the Series A Warrants and Series B Warrants have an exercise price of $0.38 per share of Common Stock. The Series A Warrants will be exercisable beginning on the date of completion of the requisite waiting period following the filing of the Information Statement related to the approval by the stockholders of the Company (the “Initial Exercise Date” or “Effective Shareholder Approval Date”) of the issuance of shares upon exercise of the Warrants (the “Shareholder Approval”). The exercise price of the Series A and Series B Warrants is subject to adjustment for stock splits, share dividends, share combinations and similar capital transactions or other such event as further described in the Series A and Series B Warrants. The Series A Warrants have a term of five years from issuance, and the Series B Warrants have a term of two and a half years from issuance.

Subject to certain exceptions, the Warrants are subject to adjustment provisions in connection with a reverse stock split or similar transaction and following the Effective Shareholder Approval Date, which provide for reduction to the exercise price and increase in the number of Warrant Shares underlying the Warrants. In addition, subject to certain exceptions, the Series A Warrant is subject to reduction to the exercise price upon an issuance of securities by the Company at a price per share that is less than the exercise price. Any reduction to the exercise prices of the Series A Warrants and the Series B Warrants and resulting increase in the number of shares of common stock underlying the Warrants is subject to a floor price as set forth in the Warrants.

The holder of Series B Warrants may also effect an “alternative cashless exercise” at any time following the Effective Shareholder Approval Date, pursuant to which the holder has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cashless exercise of the Series B Warrant and (y) 3.0.

Subject to certain ownership limitations described in the Pre-funded Warrants, the Pre-Funded Warrants are exercisable upon issuance and have an exercise price of $0.0001 per share of Common Stock. The Pre-Funded Warrants may be exercised at any time until all of the Pre-funded Warrants are exercised in full.

ELAB stockholder information

The following table provides information with respect to the beneficial ownership of our common stock as of October 1, 2024 by:

•        each of our executive officers and directors;

•        all of our current directors and executive officers as a group; and

•        each person or entity, or group of persons or entities, known by us to own beneficially more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of October 1, 2024. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Percentage ownership is based on 48,561,754 shares of common stock outstanding as of October 1, 2024.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Beneficial Ownership
5% or Greater Shareholders:
JP Bio Consulting LLC(2)	2,859,454		5.9%
L1 Capital Global Opportunities Master Fund, Ltd.(3)	3,171,061		6.5%
Altium Growth Fund, LP(4)	4,807,613		9.9%

Directors, Named Executive Officers and Other Executive Officers:
Jordan R. Plews, former Chief Executive Officer and Director	3,043,121	(5)	6.3%
Graydon Bensler, Chief Executive Officer, Chief Financial Officer and Director	1,033,121	(6)	2.1%
Braeden Lichti, Chairman of the Board	3,815,632	(7)	7.9%
Jeffrey Parry, Director	75,667	(8)	* %
George Kovalyov, Director	—		—%
Juliane Daley, Director	29,533	(9)	* %
All executive officers and directors as a group (6 persons)	7,997,074	(10)	16.5%

____________

*        Denotes less than one (1%) percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is our address of c/o Elevai Labs, Inc., 120 Newport Center Drive, Ste. 250, Newport Beach, CA 92660.

(2)      Jordan R. Plews has sole voting and dipositive power over the shares held by JP Bio Consulting LLC. The address of JP Bio Consulting LLC is 2615 Q Street, #1, Sacramento, CA 95816.

(3)      Based on a Schedule 13G filed October 1, 2024 by L1 Capital Global Opportunities Master Fund, Ltd. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such, L1 Capital Global Opportunities Master Fund, Ltd., Mr. Feldman, and Mr. Arber may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the issuer’s securities described herein. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purpose.

(4)      Based on a Schedule 13G filed September 26, 2024 by Altium Growth Fud.

(5)      Consists of (i) 2,851,454 shares of Common Stock held by JP Bio Consulting LLC of which Dr. Plews has sole voting and dipositive power over the shares and (ii) 191,667 shares of Common Stock that Dr. Plews has the right to acquire from us within 60 days of September 20, 2024, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(6)      Consists of (i) 841,454 shares of Common Stock held by GB Capital Ltd. of which Mr. Bensler has sole voting and dipositive power over the shares and (ii) 191,667 shares of Common Stock that Mr. Bensler has the right to acquire from us within 60 days of September 20, 2024 pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(7)      Consists of (i) 191,667 shares of Common Stock that Mr. Lichti has the right to acquire from us within 60 days of September 20, 2024 pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan, (ii) 1,906,414 shares of Common Stock held by BWL Investments Ltd. of which Mr. Lichti has sole voting and dipositive power over the shares, (iii) 828,000 shares of Common Stock held by BWL Holdings Ltd. of which Mr. Lichti has sole voting and dipositive power over the shares, (iv) 828,000 shares of Common Stock held by Northstrive Fund II LP of which Mr. Lichti has sole voting and dipositive power over the shares and (v) 61,551 shares of Common Stock underlying warrants held by BWL Investments Ltd.

(8)      Consists of (i) 41,667 shares of Common Stock and (ii) 40,000 shares of Common Stock that Mr. Parry has the right to acquire from us within 60 days of September 20, 2024, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(9)      Consists of (i) 1,200 shares of Common Stock and (ii) 28,333 shares of Common Stock that Ms. Daley has the right to acquire from us within 60 days of September 20, 2024, pursuant to the exercise of stock options granted under the 2020 Equity Incentive Plan.

(10)    Consists of (i) 7,298,189 shares of Common Stock beneficially owned by our directors and executive officers and (ii) 637,334 shares of Common Stock underlying outstanding options, exercisable within 60 days of September 20, 2024 and (iii) 61,551 shares of common stock underlying warrants.

DESCRIPTION OF ELAB’S COMMON STOCK

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

The total number of shares of stock which we are authorized to issue is 375,000,000 shares of capital stock, 300,000,000 of which are common stock, $0.0001 par value per share of which 49,376,039 shares of which are outstanding as of October 2, 2024, and 75,000,000 shares of which are preferred stock of which none are outstanding. As of October 2, 2024, there were 49 holders of record of our common stock.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Delaware law, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our common stock that are not to be issued upon conversion of the convertible promissory notes have no subscription, redemption or conversion privileges; in addition, such common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The Transfer Agent and Registrar for ELAB’s Common Stock is VStock Transfer, LLC.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following summary of the material terms and provisions of the Series B Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our certificate of incorporation, including the certificates of designations for Series B Preferred Stock, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

The Series B Preferred Stock was approved by resolutions of our Board of Directors on October 3, 2024 and was established when the Certificate of Designation was filed with the Secretary of State of the Ste of Delaware. As of September 30, 2024, there were no shares of preferred stock, of any class or series, of the Company outstanding.

Each share of Series B Preferred Stock shall be convertible, at any time after one (1) year from the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Company), into one share of Common Stock (the “Conversion Ratio”), upon written notice, as described in the section entitled. The Series B Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption.

Each share of Series B Preferred Stock entitles its holder to one vote on all matters to be voted on by the stockholders of ELAB, the same as each share of Common Stock. Each share of Series B Preferred Stock has the same rights to dividends and distributions as a share of Common Stock. Holders of the Series B Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

On and after the date on which (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Company has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock at the Conversion Ratio without the approval of any holder of Series B Preferred Stock (the “Required Conversion”).

Listing

Currently, no market exists for the Series B Preferred Stock, and we do not intend to apply to list the Series B Preferred Stock on any stock exchange or in any trading market. See “Risk Factors — There is no established trading market for the Series B Preferred Stock which may negatively affect their market value and your ability to transfer or sell them.”

Our Common Stock is listed on Nasdaq under the symbol “ELAB.” Following the completion of the Offer, the number of Common Stock that are publicly traded may be reduced. Therefore, holders who choose not to tender their Common Stock will own a greater percentage interest in our outstanding Common Stock. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of Common Stock without affecting the market price.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Company’s Series A Preferred Stock; (ii) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified, or reclassified; and (iii) junior to all indebtedness of the Corporation now existing or hereafter authorized (including indebtedness convertible into Common Stock).

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (each of such events, “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, on parity with the holders of shares of Common Stock or any other class or series of capital stock of the Corporation, the amount that would be paid to the holders of the Series B Preferred Stock if, prior to such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Series B Preferred Stock had been converted into shares of Common Stock and the Common Stock that has accrued thereon had been issued. In the event that, upon such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Common Stock, Series B Preferred Stock, or other class of capital stock entitled to distributions upon Liquidation, then such stockholders shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, to each record holder of shares of the capital stock of the Company entitled to distributions upon Liquidation at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.

If, at any time while the Series B Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another entity, (ii) the Company, directly or indirectly, effects any sale, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer, or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender, or exchange their shares for other securities, cash, or property and has been accepted by the holders of more than 50% of the outstanding Common Stock or more than 50% of the voting power of the common equity of the Corporation, or (iv) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the voting power of the Common Stock of the Company (each a “Deemed Liquidation”); provided, however, that the issuance of Common Stock in a financing transaction engaged in by the Company shall not be a Deemed Liquidation unless it results in more than 50% of the voting power of Common Stock being issued to one stockholder or a number of stockholders who report on a Schedule 13G or Schedule 13D pursuant to Section 13(d) of the Exchange Act that they are acting as a single group in holding the Common Stock, then the Company shall provide at least 10 days’ notice to the holders of its capital stock entitled to a distribution on Liquidation prior to the consummation of the Deemed Liquidation, which shall be deemed given by the Company upon the disclosure of the potential Deemed Liquidation in any of the Corporation’s public filings with the SEC. If a Deemed Liquidation occurs, the holders of the Company’s capital stock entitled to a distribution on Liquidation will have the option of receiving distributions pursuant to the terms of the Certificate of Designation. All payments in respect of a Deemed Liquidation will be paid in shares of Common Stock.

Conversion to Common Stock

Each share of Series B Preferred Stock shall be convertible, at any time after one (1) year from the date of issuance, at the option of the holder thereof (or, upon a Required Conversion, at the option of the Company), at the Conversion Ratio, upon written notice, as described in the section entitled.

On and after the date on which (i) the Company receives at least $2.5 million in revenues in any single financial quarter or $10.0 million in annual revenue, (ii) the Company completes any material acquisition of an operating company or asset, or (iii) the Company effectuates a corporate spin-off which results in the creation of a new public company, the Company has the right, but not the obligation, to require and cause 100% of the number of outstanding shares of Series B Preferred Stock held by each holder of Series B Preferred Stock to be converted into shares of Common Stock at the Conversion Ratio without the approval of any holder of Series B Preferred Stock (the “Required Conversion”).

No Redemption or Sinking Fund

The Series B Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption.

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND
THE SERIES B PREFERRED STOCK

The following is a description of the material differences between the rights of holders of shares of Common Stock and the Series B Preferred Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Common Stock and Series B Preferred Stock.

Common Stock	Series B Preferred Stock
Ranking

In any liquidation or bankruptcy of the Company, Common Stock would rank below all claims against us by holders of any of our indebtedness and by holders of preferred stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, and the liquidation preference of our preferred stock have been satisfied in full.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Company’s Series A Preferred Stock; (ii) senior to all other classes or series of capital stock of the Company now existing or hereafter authorized, classified, or reclassified; and (iii) junior to all indebtedness of the Company now existing or hereafter authorized (including indebtedness convertible into Common Stock).

Voting Rights

At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company.

For so long as any shares of the Series B Preferred Stock remain issued and outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to the right to vote in respect of all matters concerning the Common Stock in an amount equal to the number of shares of Common Stock underlying a share of Series B Preferred Stock on an as-converted basis on the record date for such vote. The Common Stock (and any other class or series of capital stock of the Company entitled to vote generally with the Common Stock) and the Series B Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Dividends/Distributions
Holders of Common Stock, are entitled to receive dividends if and when declared by our Board of Directors.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Series B Preferred Stock will rank: (i) pari passu with the Corporation’s Series A Preferred Stock; (ii) senior to all other classes or series of capital stock of the Corporation now existing or hereafter authorized, classified, or reclassified; and (iii) junior to all Indebtedness of the Corporation now existing or hereafter authorized (including Indebtedness convertible into Common Stock).

Listing
The Common Stock trades on the The Nasdaq Capital Market, under the ticker symbol “ELAB.”

The shares of the Series B Preferred Stock are a new issue with no established trading market and we do not intend to apply for listing of the shares of Series B Preferred Stock on any securities exchange or for inclusion of the shares in any automated quotation system.

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the Offer to our stockholders. This summary is based on the Code, existing and proposed Treasury regulations, rulings, administrative pronouncements of the IRS and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.

This summary is intended for general information purposes, and, except as expressly set forth below, only addresses certain material U.S. federal income tax consequences applicable to stockholders that hold their Common Stock as capital assets within the meaning of Section 1221 of the Code. In the context of the discussion pertaining to the Series B Preferred Stock, the discussion describes certain U.S. federal income tax consequences applicable only to stockholders of the Series B Preferred Stock who hold Series B Preferred Stock as capital assets. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a stockholder, including those stockholders who are subject to special tax rules (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, and holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction). Nor does this summary discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation. We will not seek an opinion of counsel or a ruling from the IRS with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the IRS will agree with the positions described in this Offer. Each stockholder should consult its own tax advisor regarding the tax consequences to it of an exchange in the Offer.

As used in this discussion, a “U.S. Holder” is a beneficial owner of the Common Stock that is an individual who is a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a stockholder that is not a “U.S. Holder”.

If a partnership or other pass-through entity is a beneficial owner of the Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. A stockholder that is a partner (or other owner) of a partnership or other pass-through entity that holds Common Stock should consult its tax advisor regarding the tax consequences of the Offer and of owning and disposing of the Series B Preferred Stock.

Tax Consequences of Exchange in the Offer

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

U.S. Holders

Participation in the Offer. The exchange of Common Stock for Series B Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange so qualifies, subject to the discussion further below, the following U.S. federal income tax consequences are generally intended to result from the transaction:

•        No gain or loss will be recognized on an exchange;

•        Stockholders’ holding period for the Series B Preferred Stock received in an exchange will include the holding period of the Common Stock exchanged in this Offer; and

•        Stockholders’ initial tax basis of the Series B Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock exchanged.

Nonqualified Preferred Stock. While generally an exchange of common stock for preferred stock may qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, the receipt of any “nonqualified preferred stock” in such an exchange may not qualify as tax-free. “Nonqualified preferred stock” generally includes preferred stock that is callable for redemption by the issuer if the issuer is more likely than not to exercise the call right. At this time we have no intention to redeem the Series B Preferred Stock, and do not believe that it is more likely than not that we will redeem the Series B Preferred Stock. However, we cannot assure you that the IRS would not take into account all the facts and circumstances and argue that it is more than not that we will redeem the Series B Preferred Stock. If the IRS were successful in such argument, the receipt by a U.S. Holder of our Series B Preferred Stock in exchange for our Common Stock would generally constitute a sale or exchange of the Common Stock by the U.S. Holder unless the transaction is viewed as having the effect of a distribution under Section 302 of the Code, in which case it may constitute a distribution taxable in whole or in part as a dividend as described below. If a U.S. Holder’s receipt of Series B Preferred Stock in exchange for Common Stock is treated as a sale or exchange, such U.S. Holder will recognize capital gain or loss (which will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year) equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the exchanged Common Stock.

Section 302 of the Code. Under Section 302 of the Code, a redemption may be taxable as a distribution unless, after taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code. The tax treatment of such a distribution would be in accordance with the rules described below under “— Ownership of Series B Preferred Stock — U.S. Holders — Dividend Payments.”

In addition, although we believe the exchange of Common Stock is for Series B Preferred Stock with an equal value, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Series B Preferred Stock to an exchanging U.S. Holder having a value in excess of the Common Stock surrendered by such U.S. Holder, such excess value could be viewed as a deemed distribution or other income to such U.S. Holder.

Non-U.S. Holders

Participation in the Offer. The exchange of Common Stock for Series B Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange so qualifies, and subject to the discussion further below concerning FIRPTA (as defined below), the exchange generally will not be taxable to the Non-U.S. Holder, as discussed above under “— Tax Consequences of Exchange in the Offer — U.S. Holders — Participation in the Offer,” except as discussed below.

Dividend Income. If any amounts are treated pursuant to the discussion above under “— Tax Consequences of Exchange in the Offer — U.S. Holders” as dividend income, such income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•        a lower treaty rate applies and the Non-U.S. Holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

•        the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. Holders are taxed with respect to such amounts. A Non-U.S. Holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Capital Gain. If any amounts are treated pursuant to the discussion above as capital gain, such gain generally will not be subject to U.S. federal income tax or withholding tax, unless (A) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or (B) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain described in clause (A) above that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a Non-U.S. Holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Any gain described in clause (B) above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

FIRPTA. In general, Non-U.S. Holders could be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Common Stock for Series B Preferred Stock if the shares of Common Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. However, shares of our Common Stock will not be treated as USRPIs, and a Non-U.S. Holder generally will not be subject to tax under FIRPTA with respect to shares of our Common Stock exchanged in the Offer, if the Common Stock is “regularly traded” on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Common Stock at all times during a specified testing period. Our Common Stock is “regularly traded” on an established securities market. Even if our Common Stock constitutes a USRPI with respect to a Non-U.S. Holder owing, actually and constructively, more than 5% of the Common Stock at all times during a specified testing period, such Non-U.S. Holder generally will not be subject to tax under FIRPTA upon an exchange of Common Stock for our Series B Preferred Stock provided that the Series B Preferred Stock received in the Offer also constitutes a USRPI, and that certain FIRPTA reporting requirements are met. If the gain on the exchange of the Common Stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed in the same manner as U.S. Holders with respect to such gain.

The Company

Loss and Credit Carryforwards. Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change,” our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, there is an ownership change if, immediately after any owner shift involving a 5-percent shareholder or any equity structure shift (A) the percentage of the stock of the loss corporation owned by 1 or more 5-percent shareholders has increased by more than 50 percentage points, over (B) the lowest percentage of stock of the loss corporation (or any predecessor corporation) owned by such shareholders at any time during the testing period. The limitations under Section 382 of the Code generally do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Common Stock that are exchanged, consummation of the Offer may result in an ownership change under Section 382 of the Code.

Excise Tax on Stock Repurchases. On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Therefore, we do not expect to be subject to a material amount of such excise tax in connection with the Offer.

Ownership of Series B Preferred Stock

U.S. Holders

Dividend Payments. Distributions with respect to the Series B Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the Series B Preferred Stock, causing a reduction in the adjusted tax basis of such U.S. Holder’s Series B Preferred Stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “— Ownership of Series B Preferred Stock — U.S. Holders — Gain on Disposition of Series B Preferred Stock.” For amounts treated as dividends, a corporate U.S. Holder will be eligible for the dividends-received deduction and a noncorporate U.S. Holder will qualify for taxation at preferential rates, in each case if it meets certain holding period and other applicable requirements.

Redemption of Series B Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series B Preferred Stock, discussed below, a redemption of the Series B Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Ownership of Series B Preferred Stock — U.S. Holders — Gain on Disposition of Series B Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series B Preferred Stock — U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares may likely be allocable only to the U.S. Holder’s remaining Series B Preferred Stock, if any, although the treatment remains uncertain under current guidance.

Gain on Disposition of Series B Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series B Preferred Stock, discussed below, if a U.S. Holder sells or otherwise disposes of Series B Preferred Stock (other than by redemption as discussed above), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis of the Series B Preferred Stock. Capital gain of a noncorporate U.S. Holder generally is taxed at preferential rates if the U.S. Holder has a holding period greater than one year.

Section 306 Stock. Section 306 of the Code will generally apply to a sale or other disposition of the Series B Preferred Stock if such stock is treated as “Section 306 stock” within the meaning of Section 306(c) of the Code. In general, stock will be Section 306 stock if it is stock that is “not common stock” and satisfies certain other requirements described in Section 306(c)(1)(B) of the Code. The IRS has ruled that stock is other than common stock for this purpose if the stock does not participate in corporate growth to any significant extent. If the Series B Preferred Stock is treated as stock other than common stock, the Series B Preferred Stock received by a U.S. Holder in the Offer will generally be treated as Section 306 stock if, in a hypothetical transaction otherwise identical to the Offer in which the U.S. Holder received an equivalent amount of cash as a substitute for the Series B Preferred Stock, the receipt of such cash would be treated as a dividend (and not as a sale or exchange) for U.S. federal income tax purposes (the cash substitution test). Whether a U.S. Holder’s hypothetical receipt of cash would be treated as a dividend and, accordingly, whether the U.S. Holder meets the cash substitution test, will be determined under the principles of Section 302(b) of the Code, as described above under “Ownership of Series B Preferred Stock — U.S. Holders — Redemption of Series B Preferred Stock,” and will generally depend upon the U.S. Holder’s particular circumstances.

If the Series B Preferred Stock constitutes Section 306 stock, Section 306 of the Code may apply potentially to prohibit capital gain treatment on a subsequent disposition of the Series B Preferred Stock received in the Offer, in which case the amount realized by a U.S. Holder (without reduction by the U.S. Holder’s tax basis in such stock) on a subsequent taxable disposition of such stock would generally be treated as either:

•        dividend income, if such disposition is a redemption, to the extent of our available earnings and profits at such time; or

•        ordinary income, if such disposition is other than a redemption, to the extent that the U.S. Holder’s earlier receipt of the Series B Preferred Stock in the Offer would have been treated as a dividend if we had distributed cash in lieu of the Series B Preferred Stock in the Offer.

However, even if the Series B Preferred Stock is treated as Section 306 stock, the foregoing treatment may not apply if the U.S. Holder establishes to the satisfaction of the IRS that neither the Offer nor the subsequent disposition of the Series B Preferred Stock is pursuant to a plan of which the avoidance of U.S. federal income tax is one of the principal purposes.

Information Reporting and Backup Withholding. Certain U.S. Holders will be subject to information reporting with respect to the payment of dividends on our Series B Preferred Stock and the payment of proceeds on the sale or other disposition of shares of our Series B Preferred Stock. Backup withholding may apply unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. Holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund if the amount of taxes withheld exceed the U.S. Holder’s actual tax liability, provided that the U.S. Holder timely provides the required information to the IRS.

Non-U.S. Holders

Dividend Payments. Distributions with respect to the Series B Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Generally, distributions treated as dividends and paid to a Non-U.S. Holder with respect to our Series B Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. To the extent that the amount of a distribution with respect to our Series B Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such Series B Preferred Stock and thereafter as gain from the sale or exchange of Series B Preferred Stock, the tax treatment of which is discussed below under “— Gain on Disposition of Series B Preferred Stock.” To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends that are effectively connected with a trade or business conducted by a Non-U.S. Holder within the U.S., and, to the extent an applicable tax treaty provides, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the gradual ordinary rates generally applicable to U.S. Holders, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

A Non-U.S. Holder of shares of Series B Preferred Stock may obtain a refund of any excess amounts withheld under these rules if the Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.

Redemption of Series B Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series B Preferred Stock, discussed below, a redemption of the Series B Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Gain on Disposition of Series B Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the Non-U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the Non-U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the Non-U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series B Preferred Stock — Non-U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares may likely be allocable only to the U.S. Holder’s remaining Series B Preferred Stock, if any, although the treatment remains uncertain under current guidance.

Gain on Disposition of Series B Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series B Preferred Stock, discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition (other than a redemption as discussed above) of Series B Preferred Stock unless:

•        the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S. and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.;

•        the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•        our Series B Preferred Stock constitutes a USRPI (as defined above under “— Tax Consequences of Exchange in the Offer — Non-U.S. Holders — FIRPTA”) by reason of our status as a USRPHC (as defined above under “— Tax Consequences of Exchange in the Offer — Non-U.S. Holders — FIRPTA”) for U.S. federal income tax purposes and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived on a net income basis at the regular graduated rates, unless an applicable tax treaty provides otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses. With respect to the third bullet point above, if Series B Preferred Stock will be regularly traded on an established market, see discussion above under “— Tax Consequences of Exchange in the Offer — Non-U.S. Holders — FIRPTA”. If the Series B Preferred Stock will not be regularly traded on an established market, Non-U.S. Holders could potentially be subject tax under FIRPTA if we are a USRPHC.

Section 306 Stock. A payment made to a Non-U.S. Holder disposing of the Series B Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “— Ownership of Series B Preferred Stock — U.S. Holders — Section 306 Stock”), in which case the payment would be subject to U.S. federal income tax in the manner described above under “— Ownership of Series B Preferred Stock — Non-U.S. Holders — Dividend Payments.”

Information Reporting and Backup Withholding. Information returns will be filed annually with the IRS in connection with our payment of dividends on the Series B Preferred Stock. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder is a resident for tax purposes. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, including redemption, of the shares of Series B Preferred Stock, and the Non-U.S. Holder may be subject to backup withholding on payments of dividends on the shares of Series B Preferred Stock or on the proceeds from a sale or other disposition of the Series B Preferred Stock. The certification procedures required to claim the exemption from withholding tax on dividends described above will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability or may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER AS WELL AS THE OWNERSHIP OF THE SERIES B PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of Series B Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act, to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series B Preferred Stock in the Offer. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.

We have agreed to pay all our expenses incident to the Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.

WHERE TO FIND AVAILABLE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements on Schedule 14A and other information with the SEC. These reports and proxy statements are available free of charge through our website at www.elevaibio.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information on our website is not incorporated by reference in this Offer to Exchange. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into, and are not considered part of, this Offer to Exchange and, as a result, you should not rely on any such information in making your decision whether to exchange your securities. In addition, our filings with the SEC are available on the SEC’s website at www.sec.gov, which contains reports, proxy and other information regarding the Company and other issuers that file electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed by the Company with the SEC on March 29, 2024;

•        Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed by the Company with the SEC on May 15, 2024, and for the quarter ended June 30, 2024, filed by the Company with the SEC on August 14, 2024;

•        Current Reports on Form 8-K filed by the Company with the SEC on each of January 22, 2024, March 7, 2024, May 2, 2024, May 9, 2024, May 24, 2024, June 20, 2024, June 26, 2024, July 12, 2024, August 2, 2024, August 5, 2024, August 26, 2024, September 25, 2024 and October 3, 2024.

•        The description of our Common Stock contained in our Form 8-A12B filed with the SEC on November 20, 2023.

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Offer.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting Elevai Labs Inc., 120 Newport Center Drive, Ste. 250 Newport Beach, CA 92660; Tel: (866) 794-4940; Attention: Graydon Bensler. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.

MISCELLANEOUS

We are making the Offer to all holders of outstanding shares of Common Stock. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of shares of Common Stock be accepted from, or on behalf of, the holders of shares of Common Stock residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the Series B Preferred Stock, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the Series B Preferred Stock in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the Series B Preferred Stock may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the Series B Preferred Stock may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Offer, the distribution of the Offer Documents, and the resale of the Series B Preferred Stock.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT.

ELEVAI LABS INC.

October 4, 2024

If you hold shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.) contact your brokerage firm and follow their procedures for instructing them to tender your shares.

If you are a registered holder of shares of Common Stock (i.e., you do not hold through a brokerage firm), the Letter of Transmittal and any other required documents should be sent or delivered to the Exchange Agent at its address set forth below. To confirm delivery, registered holders are directed to contact the Exchange Agent.

The Exchange Agent for the Offer is
VSTOCK TRANSFER, LLC

If delivering via Registered or Overnight Mail

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598
Attn: Young D. Kim

If delivering via First Class Mail:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598
Attn: Young D. Kim